Exhibit 5.5

World Trade Center East Two Seaport Lane Suite 300 Boston, MA 02210-2028 (617) 946-4800 fax (617) 946-4801 www.seyfarth.com

April 3, 2012

ExamWorks Group, Inc.
3280 Peachtree Road NE
Suite 2625
Atlanta, GA  30305

Ladies and Gentlemen:

We have acted as special local counsel to each of Medical Evaluation Specialists -Massachusetts, Inc., a Massachusetts corporation; Diagnostic Imaging Institute, Inc., a Texas corporation; Lone Star Consulting Services, Inc., a Texas corporation; Pacific Billing Services, Inc., a Texas corporation; and Southwest Medical Examination Services, Inc., a Texas corporation, (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) in connection with the delivery by each Subsidiary Guarantor of a guaranty (the “Guaranty”) in connection with the following transaction (the “Transaction”):

Pursuant to an Indenture (the “Indenture”) dated as of July 19, 2011 among U.S. Bank, National Association (the “Trustee”), ExamWorks Group, Inc., a Delaware corporation (the “Issuer”), the Subsidiary Guarantors and others, the Issuer issued $250,000,000.00 of its nine (9%) percent restricted notes due in 2019 (“Old Notes”), all of which were guaranteed by the Subsidiary Guarantors.  The Issuer now intends to issue $250,000,000.00 of nine (9%) percent registered notes due in 2019 (the “New Notes”) in exchange for the Old Notes, and the Issuer intends to file a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Securities Act”).  The Subsidiary Guarantors will each issue a Guaranty with respect to the New Notes.

At the request of the Subsidiary Guarantors, we are rendering this opinion letter in connection with the Transaction.  Capitalized terms used herein which are not expressly defined herein shall have the meanings ascribed to them in the Indenture.

1.	In rendering the opinions hereinafter expressed, we have examined and relied upon:

a.	The Indenture;

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b.	The form of the Guaranty;

c.	With respect to Medical Evaluation Specialist - Massachusetts, Inc.:

(i)	A copy of its Articles of Organization as certified by the Massachusetts Secretary of State (the “MASEC”) on March 15, 2012.

(ii)	A Certificate of Legal Existence and Good Standing issued by the MASEC on March 14, 2012.

(iii)	A copy of its By-Laws now in effect as certified by its Secretary on April 3, 2012.

d.	With respect to each of the other Subsidiary Guarantors:

(i)	A copy of its Certificate of Formation or Articles of Incorporation, as applicable, as certified by the Texas Secretary of State (the “TESEC”) on March 15, 2012.

(ii)	A Certificate of Fact issued by the TESEC on March 15, 2012.

(iii)	A Certificate of Account Status issued by the Texas Comptroller of Public Accounts on March 15, 2012.

(iv)	A copy of its bylaws now in effect as certified by its Secretary on April 3, 2012.

e.	A Certificate dated April 3, 2012 by the Secretary of each Subsidiary Guarantor as to the adoption of certain resolutions by the Board of Directors of each Subsidiary Guarantor;

f.
The national index of the United States Bankruptcy Courts as reported by the Public Access to Court Electronic Records (“Pacer”) system on-line with said Courts as updated through the close of business on March 30, 2012, which indicated that no bankruptcy proceedings were pending in said Courts by or against any Subsidiary Guarantor, as of the close of business on March 30, 2012.

2.	We have undertaken no factual investigation except the examination discussed in Paragraph 1, above.

3.	In rendering the opinions hereinafter set forth, we have assumed:

a.	The completeness and authenticity of all documents and instruments submitted to us as originals;

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b.
The completeness and conformity to original documents and instruments of all documents and instruments submitted to us as certified, photostatic or facsimile copies and the completeness and authenticity of such original documents and instruments;

c.	The genuineness of all signatures;

d.	The legal capacity to contract of each individual signatory of any of the Indenture, the Notes or the Guaranties;

e.	That each Subsidiary Guarantor is a wholly owned subsidiary of the Issuer;

f.	That none of the Subsidiary Guarantors nor any of their property is the subject of a receivership;

g.	The accuracy and completeness of the judicial and other government records and indices examined by us and the current and complete indexing of such records;

h.
That the certificates, waivers and reports of or relating to public offices and officials examined and relied upon by us have been validly issued and correctly set forth the facts stated therein and that all other certificates relied upon by us correctly set forth the facts stated therein; and

i.
That to the extent our opinions relate to matters as to which governmental agencies have issued certificates or other statements, or as to which we have received certificates from officers of any Subsidiary Guarantor, or as to which we have made or caused to be made examinations of judicial and other government records and indices, there have been no changes in the facts reflected in such certificates and records from the date of such certificates and examinations through the date hereof;

4.	We express no opinion as to the laws of any jurisdiction other than The Commonwealth of Massachusetts, the State of Texas and the federal laws of the United States of America.

5.	Based upon, and solely in reliance upon the review, the limited investigation and the assumptions described above and subject to the qualification in paragraph 6 below, we are of the opinion that:

a.
Each Subsidiary Guarantor is a legally existing corporation with the requisite corporate power to conduct its business.  The Subsidiary Guarantor organized in Massachusetts is in corporate good standing under the laws of The Commonwealth of Massachusetts.  Each Subsidiary Guarantor organized under the laws of the State of Texas is validly existing as a corporation in good standing under the laws of the State of Texas.

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b.
Each Subsidiary Guarantor has the corporate power to enter into and perform its obligations under the Guaranty.  The execution, delivery and performance by each Subsidiary Guarantor of the Guaranty have been duly authorized by all necessary corporate action.

c.
The execution and delivery of the Guaranty by each Subsidiary Guarantor do not and the performance of each Subsidiary Guarantor’s obligations as provided in the Guaranty will not contravene any provision of its Articles of Organization, Articles of Incorporation, or Certificate of Formation, as applicable, or By-Laws.

6.	We express no opinion as to the enforceability of the Guaranty of each Subsidiary Guarantor.

This opinion is rendered to the addressee solely in connection with the subject transactions and may not be relied upon by the addressee for any other purposes or by any other person in any regard, provided, however, that the Trustee and the Holder of each New Note may rely on this opinion with respect to the Transaction (but such reliance will not constitute a waiver or extension of any applicable statute of limitations).  This opinion is not to be referred to, or quoted, in any document, report or financial statement, or filed with, or delivered to, any governmental agency or other person or entity without our prior written consent in each instance, except that copies hereof may be included in closing binders for the Trustee's attorneys and accountants and may be reviewed by appropriate regulatory agencies in the ordinary course of auditing and reviewing the Trustee's operations.

We hereby consent to be named as special local counsel to the Subsidiary Guarantors in the Registration Statement, to the references to our Firm under the caption “Legal Matters” and the inclusion of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is rendered as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof and the circumstances or the law that may bear on the matter set forth herein, even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

Very truly yours,

/s/ Seyfarth Shaw LLP

SEYFARTH SHAW LLP